THE SECURITIES REPRESENTED BY THIS SECURED CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

Principal Amount: $[*]
Date of Issuance: July [*], 2026
Maturity Date: the date that is one hundred eighty (180) days after the Date of Issuance.

FOR VALUE RECEIVED, Stewards, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of [*] (the “Holder”), or the Holder’s registered assigns, the principal sum of $[*], together with interest on the unpaid principal balance at the rate of fifteen percent (15%) per annum. Interest shall accrue from the Date of Issuance and shall be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed. This Note is secured by a first-priority security interest in certain personal property of the Company pursuant to a Security Agreement of even date herewith.

1.       Payment of Principal and Interest

The Company shall pay the outstanding principal amount of this Note, together with all accrued and unpaid interest, on the Maturity Date, unless this Note is earlier converted or prepaid in accordance with its terms. All payments of principal and interest shall be made in lawful money of the United States of America by wire transfer of immediately available funds to an account designated in writing by the Holder.

2.       Maturity

Unless earlier converted or prepaid in accordance with the terms of this Note, the entire outstanding principal amount of this Note, together with all accrued and unpaid interest, shall become due and payable on the date that is one hundred eighty (180) days after the Date of Issuance (the “Maturity Date”).

3.       Conversion Rights

3.1 Automatic Conversion at Maturity. On the Maturity Date, the outstanding principal amount of this Note, together with all accrued and unpaid interest, shall automatically convert in full into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a conversion price of Three Dollars ($3.00) per share (the “Conversion Price”), without any further action by the Holder or the Company.

3.2 Optional Conversion Prior to Maturity. At any time prior to the Maturity Date, the Holder may request to convert all or any portion of the outstanding principal amount of this Note, together with all accrued and unpaid interest on the portion being converted, into shares of Common Stock at the Conversion Price; provided, however, that any such conversion prior to the Maturity Date shall require the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole discretion.

3.3 Cash Payment in Lieu of Conversion. Notwithstanding Section 3.1, if the Holder desires to receive cash repayment of the outstanding principal and accrued interest on the Maturity Date instead of automatic conversion into Common Stock, the Holder may request such cash payment in writing no later than ten (10) business days prior to the Maturity Date. Any such cash repayment shall require the prior written agreement of the Company, which agreement may be granted or withheld in the Company’s sole discretion. If the Company does not agree to cash repayment, the Note shall automatically convert in accordance with Section 3.1.

3.4 Conversion Procedure. To convert this Note, pursuant to Section 3.1 or 3.2, the Company (or the Holder, in the case of a consented early conversion) shall deliver written notice. Within five (5) business days after receipt of the Conversion Notice the conversion effective date, the Company shall issue and deliver to the Holder a certificate or book-entry confirmation representing the number of shares of Common Stock issuable upon such conversion. The number of shares of Common Stock to be issued upon conversion shall be determined by dividing the principal amount plus accrued and unpaid interest being converted by the Conversion Price, rounded down to the nearest whole share.

3.5 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional share, the Company shall pay the Holder an amount in cash equal to the product of such fraction multiplied by the Conversion Price.

3.6 Effect of Conversion. Upon conversion of this Note in full, the Company shall be released from all obligations under this Note, and this Note shall be deemed cancelled and of no further force or effect.

4.       Prepayment

The Company may prepay all or any portion of the outstanding principal amount of this Note, together with all accrued and unpaid interest on the portion being prepaid, at any time without premium or penalty, upon at least fifteen (15) days’ prior written notice to the Holder. Any partial prepayment shall be applied first to accrued and unpaid interest and then to principal.

5.       Events of Default

The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

5.1 The Company fails to pay any principal or interest when due under this Note and such failure continues for five (5) business days after written notice from the Holder;

5.2 The Company files a petition in bankruptcy or for reorganization or arrangement under any law relating to bankruptcy, or makes an assignment for the benefit of creditors, or consents to the appointment of a receiver or trustee for itself or for a substantial part of its property;

5.3 An involuntary petition in bankruptcy is filed against the Company, or a receiver or trustee is appointed for the Company or for a substantial part of its property, and such petition or appointment is not dismissed or vacated within sixty (60) days;

5.4 The Company materially breaches any representation, warranty, or covenant contained in this Note and fails to cure such breach within thirty (30) days after written notice from the Holder (or immediately if such breach is not reasonably capable of cure); or

5.5 The Company dissolves, liquidates, or ceases to conduct its business in the ordinary course.

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6.       Remedies Upon Event of Default

Upon the occurrence of an Event of Default, the Holder may, at the Holder’s option, declare the entire outstanding principal amount of this Note, together with all accrued and unpaid interest, to be immediately due and payable, without presentment, demand, protest, or further notice, all of which are hereby expressly waived by the Company. The Holder may also pursue any other rights and remedies available at law or in equity. In addition, the Holder may exercise any and all rights and remedies available under the Security Agreement.

7.       Interest Upon Default

Upon the occurrence and during the continuance of an Event of Default, the interest rate on the outstanding principal amount of this Note shall increase to eighteen percent (18%) per annum until such Event of Default is cured or this Note is paid in full.

8.       Full Recourse

The liability of the Company for the obligations under this Note shall not be limited to the Collateral, and the Company shall have full liability therefor beyond the Collateral.

9.       Costs of Collection

Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, the Company agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note and/or enforcement of the Holder’s rights with respect to the administration, supervision, preservation or protection of, or realization upon, any Collateral securing payment hereof.

10.   Transfer and Assignment

This Note may be transferred or assigned by the Holder only in compliance with applicable securities laws and with the prior written consent of the Company, except that the Holder may transfer this Note to an affiliate of the Holder without such consent. Any attempted transfer in violation of this section shall be void.

11.   Governing Law

This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles.

12.   Notices

All notices, requests, demands, and other communications under this Note shall be in writing and shall be deemed to have been duly given when made in accordance with the notice provisions set forth in the Note Purchase Agreement dated as of July [*], 2026, by and among the Company and the Investors party thereto (the “Note Purchase Agreement”). Notices to the Holder shall be sent to the address designated for such Holder in Schedule I of the Note Purchase Agreement, or to such other address as the Holder may designate in writing to the Company.

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13.   Waiver of Presentment and Other Formalities

The Company hereby waives presentment for payment, demand, protest, notice of protest, notice of dishonor, and all other notices and demands to which the Company may otherwise be entitled in connection with this Note.

14.   Usury Savings Clause

If the interest rate provided for in this Note would violate any applicable usury law, then the interest rate shall automatically be reduced to the maximum rate permitted by such law, and any excess interest previously paid shall be applied to reduce the principal amount outstanding or returned to the Company.

15.   Waiver of Jury Trial

The Company and the Holder each hereby waive any right to a trial by jury in any action or proceeding arising out of or relating to this Note.

16.   Severability

If any provision of this Note is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

17.   Entire Agreement

This Note constitutes the entire agreement between the Company and the Holder with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

18.   Amendment

This Note may not be amended or modified except by a written instrument signed by the Company and the Holder.

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Promissory Note to be executed and delivered as of the Date of Issuance first written above.

COMPANY:
Stewards, Inc.
a Nevada corporation

By: /s/ Shaun Quin______________________
Name: Shaun Quin
Title: Chief Executive Officer

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